WORLD KITCHEN

                            CODE OF BUSINESS CONDUCT

                              Standards to work by

                           All the right ingredients.

Once you have reviewed the Code of Business Conduct Principles, please sign the attached certificate in the back of this book and return it to your Human Resources representative.


                            CODE OF BUSINESS CONDUCT

                                TABLE OF CONTENTS

TOPIC                                                                       PAGE

A Letter from Steve Lamb                                                       1

General Principles
Antitrust                                                                    2-4
Marketing                                                                      5
Environment                                                                    6
Global Sourcing                                                                7
Financial Records                                                              8
Trade Secrets/                                                                 9
  Confidential Information
Foreign Corrupt Practices Act                                                 10
Health and Safety                                                             11
Political Contributions                                                       12
   and Activities

PERSONAL CONDUCT
Anti-Discrimination                                                           13
Harassment                                                                    14
Diversity                                                                     15
Conflicts of Interest                                                         16
Outside Employment                                                            17
   and Activities
Gifts, Gratuities                                                             18
   and Payments
Property  World Kitchen                                                       19
 Prohibited Substances                                                        20

CONCLUDING REMARKS
World Kitchen Hot Line                                                        21
Disciplinary Action                                                           22

                                   PRINCIPLES

                            CODE OF BUSINESS CONDUCT

Dear WKI Partner,

In today's highly competitive business environment, our success depends largely upon our reputation. World Kitchen's reputation for integrity is a fundamental part of our heritage and one of our most valuable assets. Integrity encompasses all that defines and sustains us as a company-the values we believe in, the high ethical standards we live by, our honesty and behavior in dealing with others, and our commitments to deliver on the promises we make to customers, stakeholders and each other.

We must always be aware that every decision we make, every action we take, can affect the reputation of our company, and in turn, our own lives and livelihood. As committed as we are to growth and superior performance, we will never cut corners or compromise our principles in order to achieve business objectives. The following pages outline our Code of Business Conduct, which we take very seriously-any departure from its principles is unacceptable. Every partner must, therefore, strive to maintain the high standards of business ethics and personal integrity our Code requires.

At the same time, we must recognize that this document does not provide a set of rules to cover every situation or challenge we may face. Rather, the principles that follow serve as guidance for each of us in making sound, ethical decisions in the best interest of World Kitchen. Please read this document very closely and keep it handy for future reference.

If you have any questions, please see your manager, Human Resources representative or our Legal Department. Each of us is expected to adhere to this Code of Business Conduct and use it to guide our behavior at all times. When we behave ethically, honestly, and in the best interest of World Kitchen, as the Code requires, we help ensure that our worldwide reputation for integrity will endure.

/s/ Steve Lamb
Steve Lamb
President & CEO

                                 We must delight
                                  the customer,
                                but never at the
                                   cost of our
                               ethical principles.

                               GENERAL PRINCIPLES

YOUR RESPONSIBILITIES

-    Never agree with competitors to fix prices or divide markets.

- Never enter into any understanding with a competitor that restricts either party's discretion to manufacture any products or provide any service, or which limits selling to, or buying from, a third party.

-    Never enter into any understanding with a dealer or distributor that might:

     - restrict the dealer's discretion to use or resell one of the company's products without first consulting the Legal Department.

     - condition the sale of a product or service on the dealer's purchase of another product or service from the company.

- Contact the Legal Department for prior approval before any meeting with a competitor. If you attend a trade association meeting and competitors are prevent, never discuss at the meeting or at any social gathering prices, costs, sales, profits, market shares, or other competitive subjects. If such matters enter into the discussion, stop the discussion, or leave the meeting or social gathering-stating why you are leaving-and notify the Legal Department

- CONTACT THE LEGAL DEPARTMENT if you have any questions concerning compliance with antitrust laws.


                                    ANTITRUST

Competition is healthy for business and good for consumers. Our antitrust laws are often credited with helping our country achieve our fine standard of living and one of the healthiest economies in the world. World Kitchen's policy is clear: We will compete based on the merits of our products and services and we will comply fully with both the letter and spirit of all U.S. antitrust laws.

Antitrust laws prohibit any WKI partner from entering into any kind of agreement or understanding (even oral or informal) with a competitor on any action which affects, limits or restricts competition. This includes:

-    Prices,  cost,  profits,  or  terms  and  conditions  of  sale
-    Territories
-    Limitations  on  products  or  services
-    Production  facilities  or  capacity
-    Market  share
-    Customer  or  supplier  allocation  or  selection
-    Distribution  methods

In addition, there are a number of other business practices that may arise under certain circumstances that would also violate antitrust laws. Some of these potential areas include:

MONOPOLIZATION

It is illegal for a company to "monopolize" a market. Unfortunately, defining a so-called relevant market for the application of the antitrust laws is very difficult. While World Kitchen believes it does not have a monopolistic position in any relevant market, a desire to achieve, or the reasonable probability of achieving such a monopolistic position. We cannot be sure that a court of law would not define a relevant market so narrowly as to raise a monopolization question for the company. Therefore, all WKI partners should avoid any conduct that could be termed "predatory." Examples include:

- The setting of very low prices in order to drive out a competitor with the intention of raising those prices back up again once the competitor has been driven out of the marketplace. In general, sales below our marginal cost could be presumed to be predatory.

- Taking any other action specifically aimed it harming any individual competitor. Our business decisions and our marketing practices should all be made positively with a view toward increasing our own profits rather than negatively with a view toward reducing some other company's sales or profits.

TYING ARRANGEMENTS
Tying arrangements exist when the company conditions the sale of one product on the buyer purchasing some other separate and unrelated product. This can raise antitrust implications. World Kitchen's products should all be able to stand up in the marketplace on their own.

RESTRICTIONS ON OUR DISTRIBUTORS
In general, World Kitchen partners should consider our distributors to be independent businesses that are entitled to make all of their own business decisions. We should not dictate to them:
-    The  price  at  which  they  should  sell  our  products.
-    The  customers  to  whom  they  can  or  cannot  sell.

PRICE Discrimination
Our antitrust laws can also prohibit us from selling the same product at different prices to different competitors when that price difference might have an adverse effect on competition. In other words, the general rule is that we must treat all similarly situated customers the same. This rule is also subject to numerous exceptions and qualifications. Therefore, World Kitchen's standard pricing practices should be approved by our Legal Department. Any deviations from these standard pricing practices should only occur in accordance with established procedures for price deviations, which will also include a review by the company's lawyers when appropriate.

RECIPROCITY
Our products should be sold on the basis of price, quality and service. We should be buying the products of others based on those same considerations. We should not attempt to sell our products to other companies on the basis of purchases we may make from those other companies, nor should we allow other companies to attempt to make us buy their products simply because they sell products to us. Violations of this principle-sometimes called "reciprocity"-can raise antitrust implications.

RESTRICTIONS ON DEALING GOODS OF A COMPETITOR
A company requirement that we will sell our products to a customer only on the condition that the customer refuse to deal in goods of our competitors can raise antitrust implications. It could also be held to be an unfair method of competition. World Kitchen sales people should not condition the sale of our products on our customers' refusal to deal with other suppliers.

PARTICIPATION IN TRADE ASSOCIATIONS
There is no exemption in our antitrust laws for joint activity taken under the umbrella of a trade association or in connection with a trade association meeting. In fact, in many criminal antitrust prosecutions, at least one trade association meeting is alleged to have been involved in the conspiracy. Because of the possible antitrust difficulties that can arise in conjunction with trade association activities. World Kitchen partners should observe the following guidelines:

- We should not join any trade association or attend any trade association meeting unless there are clear business benefits to be obtained from the trade association and we have satisfied ourselves that the trade association has, and makes use of, competent antitrust counsel.
- World Kitchen partners who attend a trade association meeting or who belong to a trade association must familiarize themselves with antitrust principles and legal pitfalls involved in trade association programs and conduct themselves accordingly.

These rules are subject to numerous interpretations and qualifications. Therefore, any questions, or need for clarification, should be directed to our Legal Department.


                                 Competition is
                              healthy for business
                                  and good for
                                   consumers.

                                    MARKETING

Our marketing and advertising should always be truthful. If we make specific claims about our products or the performance of our products, we should have evidence to substantiate those claims. We should not label or market our products in any way that might cause confusion between our products and those of any of our competitors. Similarly, we should be alert to any situation where a competitor may be attempting to mislead potential customers as to the origin of products and inform appropriate management or the company's Legal Department of any such cases.

If we offer advertising or promotional allowances, we should offer them on a proportionately equal basis to all of our customers. Advertising and promotional allowances are subject to very detailed and technical regulation under the Robinson-Patman Act and therefore, should only be offered after approval from the company's lawyers.

We should not disparage any of the products, services, or employees of any of our competitors. If we do engage in any comparison of our products against those of our competitors, such comparisons should be fair. Comparative advertising is also subject to some regulation and should, therefore, be cleared with the company's lawyers beforehand. All use of the company's trademarks and trade names should be in accordance with our policies governing such use.

We will not use gifts, excessive entertainment, nor any other ways to improperly influence our potential customers. We will market our products on the basis of our price, quality and service.

The company will not pay any bribe, gratuity, kickback, or any similar payment to anyone, including agents of our customers or members of their family, in connection with the sale of any of our products. Should any such payments be requested, the company's lawyers should be contacted immediately. Company policy is to forego any business which can only be obtained by improper or illegal payments. The company will not pay "push money," or secret payments, to our customers in order to induce them to sell our products over those of our competitors.

YOUR RESPONSIBILITIES

-    Ensure our advertising is truthful.

- ALWAYS offer advertising and promotional allowances on a proportionately equal basis to all customers.

-    Don't disparage our competitors.

- Never offer a bribe of any sort in connection with the sale of any of our products.

                                  Environment

World Kitchen is dedicated to preserving and protecting the environment. Most of our activities are regulated by federal, state and local environmental laws. Our policy is clear: comply with the environmental laws and utilize best management practices to further reduce environmental risks.

World Kitchen has instituted a pollution prevention program to reduce industrial waste through process changes, recycling and replacement of hazardous raw materials. We encourage our partners to reduce waste and emissions from our processes and operations.

All waste products and hazardous materials must be accumulated, handled and disposed of as required by World Kitchen environmental guidelines. If you discover any unsafe storage of hazardous materials, a spill, or other releases, report it immediately to the Environmental Coordinator at your facility.

YOUR RESPONSIBILITIES

- Understand and follow World Kitchen environmental guidelines applicable to your work activities.

- Ensure required environmental records and labels are complete, accurate and truthful.

- Properly handle, store, or dispose of hazardous materials in full compliance with the World Kitchen program and applicable regulations.

- Notify supervisory personnel of any violations of World Kitchen environmental guidelines.

-    Report any spills and other releases of petroleum or hazardous substances.

- Prevent the risk of spills and other releases of petroleum or hazardous substances.

- Ensure that emissions are within permitted limits and that all permit conditions are complied with.

- Notify supervisory personnel and Plant or Corporate Environmental staff of any apparent violations of regulations, permits, or World Kitchen guidelines.

-    Suggest improvements for reducing or eliminating wastes or emissions.

- Consult with Plant or Corporate Environmental staff if you have any questions.

                             World Kitchen realizes
                              its responsibility to
                            nature and its resources,
                                and we take that
                            responsibility seriously.

                                GLOBAL SOURCING

World Kitchen's Global Sourcing Principles are tools that help our corporate reputation and, therefore, our commercial success. They assist us in selecting business partners that follow workplace standards and business practices that are consistent with company policies. We expect our business partners to operate workplaces where the following standards and practices are followed.

1. We will seek to identify and utilize business partners who aspire to and conduct their business under a set of ethical standards compatible with our own.

2. We expect our business partners to be law-abiding and to comply with legal requirements relevant to the conduct of their business.

3. We will only do business with partners who share our commitment to the environment and who conduct their business in a way that is consistent with our environmental philosophy and guiding principles.

4. We will only do business with partners whose workers are in all cases present voluntarily, not put at risk of physical harm, fairly compensated, allowed the right of free association and not exploited in any way. In addition, the following specific guidelines will be followed:

     - Wages and benefits will comply with all applicable law or match prevailing industry practices.
     - Work hours will not exceed the local norm except for appropriately compensated overtime.
     -    No  child  labor  will  be  permitted.
     -    No  prison  or  forced  labor  will  be  tolerated.
     - Workers shall be employed on the basis of their ability to do the job, rather than on the basis of personal characteristics or beliefs.
     - Corporal punishment or other forms of mental or physical coercion will not be tolerated.

YOUR RESPONSIBILITIES

- ENSURE that our business partners conduct their operations under a set of ethical standards compatible with those of World Kitchen.

- ENSURE that our business partners are law-abiding, environmentally responsible and utilize fair employment practices.


                         Our Global Sourcing Principles
                        are tools that help our corporate
                           reputation and, therefore,
                            our commercial success.

                                FINANCIAL RECORDS

A variety of laws require World Kitchen to record, preserve and report financial information to Investors and government agencies. Partners must record financial information accurately, completely and timely in accordance with generally accepted accounting principles and company procedures. The laws prohibit entries which intentionally conceal or disguise the true nature of any World Kitchen transactions. All receipts and disbursements of funds must be properly and promptly recorded. Financial information must be kept confidential and only released with the approval of the Chief Financial Officer.

YOUR RESPONSIBILITIES

- DO NOT MAKE an inaccurate, false, or misleading entry in company books and records.

- IMMEDIATELY REPORT ANY inaccurate, false, or misleading records to your supervisor, the Chief Financial Officer, or the World Kitchen Hot Line at 1-800-818-6524 (See Page 21).

- DO NOT MAKE OR APPROVE PAYMENTS without adequate supporting information, or if any part of the payment is to be used for any purpose other than the purpose described in the supporting documentation.

- If you participate in the preparation of financial reports, KNOW AND FOLLOW World Kitchen accounting policies and internal control procedures.

                                  Never "fudge"
                                    Company
                               financial records.

                                 TRADE SECRETS/
                            CONFIDENTIAL INFORMATION

It is very Important for all World Kitchen partners to appropriately safeguard the company's confidential information and to refuse any Improper access to confidential Information of any other company including our competitors. In terms of our own confidential information, the following should be our guidelines:

1. Any company proprietary information to which we may have access should be discussed with others within the company on a need-to-know basis.

2. If we wish to disclose our own confidential information to any people outside of World Kitchen, it should be done only in conjunction with appropriate confidential information disclosure agreements, which can be provided by our Legal Department.

3. We should always be alert to inadvertent disclosures that may arise, in either social conversations or in normal business relations with our suppliers and customers.

4. All new World Kitchen partners joining us from other organizations must realize that our policy is to fully respect the trade secrets and confidential information of the previous employers of our partners, and that no such information should be brought to us or used by the partner in their work in our organization.

Confidential or proprietary information includes any information that is not generally disclosed and that is useful or helpful to the company and/ or which would be useful to competitors. Common examples include such things as:

-    Financial  data
-    Planned  new  products
-    Planned  advertising  programs
-    Wage  and  salary  data
-    Any document or drawing labeled confidential or proprietary
-    Sales  and  margin  figures
-    Expansion  plans
-    Manufacturing  plans
-    Supplier  and  customer  list

PUBLIC COMMUNICATION

World Kitchen prospers not only by our customers' acceptance of our products, but also by the public's acceptance of our conduct. As a company, we respond to public inquiries-including those from the news media, governments, and others -with prompt, courteous, honest answers. All inquiries of this type should be forwarded to our Director of Corporate Communications, who, along with select members of our executive leadership, is the only World Kitchen partner authorized to speak publicly on behalf of the company.

                         World Kitchen partners have an
                    obligation to maintain trade secrets and
                      confidential information even after
                            they leave the company.

                                FOREIGN CORRUPT
                                  PRACTICES ACT

The Foreign Corrupt Practices Act prohibits payments or offers of payments of anything of value to foreign officials, political parties or candidates for foreign political office in order to obtain, keep, or direct business. Indirect payments of this nature made through an intermediary, such as a distributor or
sales  representative,  are  also  illegal.   World  Kitchen  partners  and
representatives  must  comply  with  this  Act.

This Act also requires that World Kitchen maintain a system of internal accounting controls and keep accurate records of the company's transactions and
assets.   The  following  activities  are  prohibited:

-    Maintaining  secret  or  unrecorded  funds  or  assets
-    Falsifying  records
-    Providing  misleading  or  incomplete  financial  information to an auditor

YOUR RESPONSIBILITIES

- COMPLY with World Kitchen procedure and the highest ethical standards of the United States and the foreign country in which World Kitchen is doing business.

- DO NOT MAKE any payment regardless of amount to foreign government officials or personnel.

- COMPLY with World Kitchen accounting policies and internal control procedures.

-    DO NOT USE World Kitchen assets for any unlawful or improper purpose.

- DO NOT CREATE OR MAINTAIN a secret or unrecorded fund or asset for any purpose.

- DO NOT MAKE any false or misleading entries in World Kitchen records, or make any payment on behalf of World Kitchen without adequate documentation.

- REPORT violations of World Kitchen financial and accounting policies to your supervisor, the Legal Department, or the World Kitchen Hot Line. (See page 21)

-    CONSULT with the Legal Department if you have any questions.

                                 World Kitchen is
                                a tough competitor
                                 but we will play
                              strictly by the rules.

                                     HEALTH
                                   AND SAFETY

Providing and maintaining a safe and healthy work environment is of primary concern to everyone at World Kitchen. Each of us is responsible for knowing and complying with all safety policies, regulations and rules that apply to our job. Following these requirements helps ensure not only your safety, but also the safety of your co-workers and other persons.

Supervisors must know, understand and demand compliance with the safety laws and regulations that apply to their areas of responsibility, and comply with all applicable state health and safety laws and all provisions of the Occupational Safety and Health Act (OSHA).

YOUR RESPONSIBILITIES

-    ALWAYS COMPLY with World Kitchen health and safety procedures.

- ALWAYS TAKE appropriate safety precautions, including wearing and using safety equipment, and using seatbelts while driving or riding company vehicles.

- NOTIFY your Facility Manager of any hazardous conditions or another partner's failure to use safety equipment or to follow safety procedures.

- HIRE only reputable contractors who agree to abide by state and federal health and safety laws.

-    NEVER instruct another partner to disregard safety procedures.

-    SUGGEST ways to improve World Kitchen health and safety procedures.



                        Working safely and following the
                            established safety rules
                           is not a matter of choice;
                        it's your primary responsibility.

                            POLITICAL CONTRIBUTIONS
                                 AND ACTIVITIES

World Kitchen partners are encouraged, as individuals, to engage in political activities, such as voting in federal, state and local elections, or making personal contributions in support of candidates or parties of their choice. You are also encouraged to express your views on government, legislations and other matters of local and national interest. These activities, however, must be undertaken on your own time and at your own expense.

Federal laws prohibit World Kitchen from making direct or indirect contributions to a political party or candidate in connection with any federal election. This includes contributions in the form of cash, goods, services, loans, property or the use of World Kitchen facilities. For instance, this law prohibits the company from loaning World Kitchen personnel to a political campaign, the payment for advertising, printing or other campaign expenses and even the purchase of tickets to fund-raising events.

Federal law and many state laws permit corporations to establish and support political action committees ("PAC"s).

World Kitchen will not attempt to dictate to any partner which political party or view to support. Under no circumstances will any partner be compensated or reimbursed for personal political contributions, or be given or denied employment or promotion as a result of making or failing to make a political contribution.

YOUR  RESPONSIBILITIES

- DO NOT CONDUCT political activities on World Kitchen time of use World Kitchen property or equipment for this purpose.

-    OBEY restrictions imposed by law upon corporate participation in politics.

- MAKE CLEAR that the political views you express are your own, and not those of World Kitchen.



                            WKI partners are free to
                            exercise their rights as
                           U.S. citizens, even though
                              WKI as a corporation
                               cannot participate.

                                PERSONAL CONDUCT

                                      ANTI-
                                 DISCRIMINATION

World Kitchen is committed to the fair and equitable treatment of its partners. A partner's qualifications, skills and achievements or potential are the only factors upon which decisions concerning hiring, performance appraisals and promotions are based. These decisions must be arrived at without regard to race, color, sex, national origin, religion, age, disability, sexual orientation, marital or family status, veteran status, or any other illegal consideration.

World Kitchen is also committed to a work environment free of harassment. Employment decisions will not be based on submission to or rejection of conduct indicating hostility or disdain for an individual on any illegal basis. Nor will World Kitchen tolerate conduct that interferes with work performance or creates a hostile, intimidating or offensive work environment.

YOUR  RESPONSIBILITIES

- DO NOT TREAT any partner differently because of his or her race, color, sex, national origin, age, religion, disability, sexual orientation, marital or family status, veteran status or other illegal consideration.

- UNDERSTAND AND FOLLOW World Kitchen equal employment opportunity guidelines and procedures.

- NOTIFY supervisor personnel, your Human Resource Manager or the Legal Department of any discrimination or harassment.

- DO NOT MAKE OR TOLERATE slurs derogatory remarks, demeaning stereotypes or jokes, or engage in mocking, pranks, or any other conduct of a hostile nature directed at someone because of race, color, sex, national origin, age, religion, disability, sexual orientation, marital or family status, veteran status or any other illegal consideration.


                               Discrimination and
                                   harassment
                                  have no place
                                at World Kitchen.

                                   HARASSMENT

World Kitchen has a strict policy against harassment of any kind including any action in the workplace that intimidates, insults, offends, or ridicules a partner because of race, color, gender, age, sexual orientation, religion, national origin, ancestry, disability, marital status, or any other category protected by law. World Kitchen's management is responsible for taking an active and positive role to ensure a harassment-free workplace for all employees. This policy applies to all partners at all locations, company-sponsored social or other events, including activities where you represent World Kitchen. This policy also applies to consultants and temporary workers within World Kitchen.

WKI partners who believe this policy has been violated (whether against themselves or another partner) should immediately contact their supervisor, local Human Resources representative or the Vice President of Human Resources. Once a complaint of harassment has been received, an investigation will be conducted. If the investigation reveals that a WKI partner has engaged in conduct constituting harassment or retaliation, management will take appropriate disciplinary action, up to and including immediate termination of employment.

WHAT  IS  HARASSMENT?

Harassment is defined as conduct that denigrates or shows hostility towards an individual because of his race, color, gender, religion, sexual orientation, disability, marital status, or ancestry. Examples of harassment may include, but are not limited to:

-    Derogatory comments, slurs or epithets.

- Unwelcomed sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature.

-    Derogatory posters, photography, cartoons, or gestures.

- Physical conduct such as unwanted touching, blocking normal movement or interfering with work directed at you because of your sex or other protected basis.

- Retaliation for opposing, reporting, or threatening to report prohibited harassment or for participating in an investigation.

If you feel you have been the target of harassment, immediately report the incident to your supervisor, local Human Resources representative or to the Vice President of Human Resources.


                              Sexual harassment is
                               no laughing matter
                                  and will not
                                  be tolerated!

                                    DIVERSITY

Diversity is the variety of people or differences among all people such as age, culture, disability, gender, educational level, national origin, race, organizational levels or any other characteristic that makes us unique individuals. World Kitchen values the diversity of its partners and strives to be representative of today's work force by maintaining policies that encourage diversity and enable World Kitchen to attract, hire, and leverage the best employees at all levels of the company.

Promote understanding and respect in all interactions with other partners. All partners have the right to expect a workplace which a free of conduct that is of a harassing or abusive nature. Keep others' sensitivities in mind.

Make an affirmative effort to consider candidates that are reflective of today's work force when making hiring and promotional decisions.

Base employment decisions on performance. Recruit, hire, train, develop, and promote persons in all job classifications without regard to race, color, religion, sex, national origin, age, disability or veteran status. Be discrimination free.

Encourage the use of diverse suppliers. Consider and value them by the same diversity principles and guidelines that we follow for our partners.

Participate in the creation of a diversity-friendly work environment. Take personal ownership for making decisions that reflect our diversity principle. When business necessity makes if feasible, look for win/win situations that are work/life compatible.

See World Kitchen's Affirmative Action Program and Diversity Plan for further guidance or contact the Vice President of Human Resources.

YOUR  RESPONSIBILITIES

-    PROMOTE understanding and respect in all interactions with partners.

-    BASE employment decisions on performance.

-    ENCOURAGE the use of diverse suppliers.

-    PARTICIPATE in the creation of a diverse work environment at WKI.


                            World Kitchen values the
                          diversity of its partners and
                          strives to be representative
                              of today's workforce.

                                  CONFLICTS OF
                                    INTEREST

Conflicts of interest arise when the personal interests of a World Kitchen partner influence, or appear to influence that partner's judgment or ability to act in World Kitchen's best interest World Kitchen partners are prohibited from taking any action that would create a conflict of interest and should avoid even the appearance of a conflict of interest.

Specifically, no World Kitchen partner may hold a position with, or have substantial interest in any business that conflicts with or might appear to conflict with his or her work on behalf of World Kitchen. Likewise, no World Kitchen partner may conduct business with the company for personal benefit or for the benefit of a relative. This applies to any transaction or arrangement in which the World Kitchen partner or his/her relative financially benefits.

Before engaging in any activity that would be an actual or potential conflict of interest, all relevant information must be disclosed in writing to your supervisor, who will review the situation with the Legal Department. The World Kitchen partner cannot engage in any such activity without the Legal Department's Approval.


YOUR  RESPONSIBILITIES

- DO NOT HOLD a position with, or financial interest in, another business that conflicts or appears to conflict with company duties or responsibility.

- DO NOT CONDUCT/TRANSACT company business with a relative unless it is approved by the Legal Department in advance. All partners must maintain independent judgment and high standards of conduct and honesty.

- INFORM your supervisor or the Legal Department of any outside business position, employment or consulting relationship (other than charitable, educational or religious) that might be viewed as conflicting with company duties or responsibilities.

- DISCLOSE any substantial financial interest in or position that you, your spouse or domestic partner have (including work as a consultant or advisor) with any competitor, supplier, customer or other entity or person that has business dealings with World Kitchen.

- REPORT any violations of conflict of interest to your supervisor, the Legal Department or the World Kitchen Hot Line. (see page 21).


                           World Kitchen is committed
                                to upholding high
                              standards of ethical
                               business practices.

                               OUTSIDE EMPLOYMENT
                                 AND ACTIVITIES

World Kitchen respects the privacy of every partner to conduct his/her personal affairs. However, a full-time partner's primary work obligation is to World Kitchen. Outside activities, such as a second job or self employment, must be kept totally separate from employment with World Kitchen. No World Kitchen partner may run a personal business on World Kitchen time, or using World Kitchen resources. Similarly, no World Kitchen partner can allow such outside activities to detract from his or her job performance or require such long hours that it adversely affects their physical or mental effectiveness. Finally, no World Kitchen partner can perform services for, or serve as an employee, consultant, officer or director, of any competitor, customer, supplier or other entity or person that conducts business with World Kitchen, without first securing the approval of the Legal Department.

YOUR RESPONSIBILITIES

- DO NOT USE company time or resources for personal or outside business matters.

- AVOID work on behalf of competitors, suppliers, customers or other entity or person that has business dealings with World Kitchen.

- AVOID any work that would require or create a risk that confidential information would be disclosed.

- CLEAR any potential conflicts involving outside activities or employment with the Legal Department.

                                The primary work
                             responsibility of every
                              full-time partner is
                                To World Kitchen.

                                GIFTS, GRATUITIES
                                  AND PAYMENTS

World Kitchen provides excellent products and services and we expect the same quality and service from our suppliers and other business partners (including prospective associates). Accordingly, any attempt to influence purchasing or selling decisions with gifts, gratuities or payments to World Kitchen partners is strictly prohibited. Further, this policy equally applies when a World Kitchen associate provides a gift, gratuity or payment to any business partner or an employee of any business partner.

WORLD KITCHEN PARTNERS CANNOT ACCEPT THE FOLLOWING FROM SUPPLIERS OR OTHER BUSINESS PARTNERS:

- GIFTS of any kind values at more than $100, or contributions to a World Kitchen-sponsored event that exceeds $100.

-    DISCOUNTS on any product or service not available to all partners.

- LOANS of money, co-signature on a loan, or payment for personal cars or other property.

However, the Company recognizes that token gifts and meals are courtesies often extended in the course of business dealings.

WORLD KITCHEN PARTNERS MAY NOT SOLICIT, BUT MAY ACCEPT THE FOLLOWING FROM SUPPLIERS OR OTHER BUSINESS PARTNERS:

- REFRESHMENTS OR MEALS IN THE ORDINARY COURSE OF BUSINESS, if infrequent and not lavish.

- PROMOTIONAL OR ADVERTISING ITEMS of nominal value that bear the supplier's or other business partner's name or logo and are commonly distributed.

-    TICKETS to sporting, theatrical or cultural events, if infrequent.

- RECREATIONAL outings, provided such activities are infrequent, costs for entrance and incidentals are not excessive, World Kitchen partners are on their own time or have their supervisor's permission, and they are accompanied by the supplier or other business partners.

A partner who receives a prohibited gift must return it. If that is not possible, the gift should be turned over to a charitable organization. The partner must inform his/her supervisor of this action and, if possible, advise the sender of the gift. Any exceptions to these guidelines must be authorized in writing by the corporate officer to whom your function reports, in advance of the activity, and a copy of the authorization will be retained for your protection in your personnel file.

YOUR RESPONSIBILITIES

- NEVER SOLICIT OR ACCEPT prohibited payments, gifts or other favors from suppliers or other business partners, or those who wish to do business with World Kitchen.

-    RETURN or politely decline any gift that exceeds $100 in value.

- CLEAR any exceptions in advance with the corporate officer to whom your function reports.

- NEVER PROVIDE a prohibited payment, gift or other favor to a supplier, customer or other business partner, or anyone who wishes to do business with World Kitchen.


                           "Let's do lunch," has its
                           limits. World Kitchen does
                            business based on value,
                        quality and service-nothing else.

                                   PROPERTY OF
                                  WORLD KITCHEN

World Kitchen partners are responsible for protecting World Kitchen owned and leased property and equipment. This extends not only to tangible assets such as money, physical materials and real property, but also to intangible property such as technologies, computer programs, business plans, trade secrets and other confidential or proprietary information of customers and suppliers. Reasonable precautions must be taken by every partner against theft, damage or misuse of World Kitchen property.

Generally, World Kitchen property must not be used for any business or purpose other than for World Kitchen. Partners must not borrow, give away, loan, sell or otherwise dispose of World Kitchen property-regardless of condition-WITHOUT SPECIFIC AUTHORIZATION. This includes the unauthorized use or duplication of computer software, whether developed by World Kitchen or purchased from an outside vendor (except for back-up and archival purposes). Any unauthorized use of World Kitchen funds or property could be considered embezzlement.

YOUR RESPONSIBILITIES

- EXERCISE appropriate care, custody and control of company property (including supplies, equipment, facilities, files, documents, films and electronically-recorded data or images).

-    DO NOT USE company equipment for personal use.

-    DO NOT duplicate company software for personal use.

- KEEP CONFIDENTIAL INFORMATION STORED in its proper environment when not being used.

-    SUGGEST improvements for the maintenance or security of company property.

- REPORT any theft or misuse of company property to your supervisor, the Legal Department or the World Kitchen Hot Line. (See page 21)


                                Everyone benefits
                                from safeguarding
                                company equipment
                                  and property.

                                   PROHIBITED
                                   SUBSTANCES

To protect the safety of employees and World Kitchen operations, the following are strictly prohibited:

- The use, sale, possession, manufacture and dispensing of drugs or controlled substances while performing company business, or while on company premises or in a company vehicle.

- Being under the influence of illegal drugs or substances while conducting company business or duties.

- The abusive use of a legal drug, or reporting to work under the influence of a legal drug, that substantially impairs the employee's job performance or creates a safety risk.

The consumption of alcohol in any situation that might impair a partner's ability to perform assigned duties is also prohibited Reporting to work under the influence of alcohol is forbidden. At no time may alcohol be consumed in World Kitchen automobiles or trucks. Alcohol may not be consumed, sold or even possessed on company premises without specific authorization by an executive.

World Kitchen retains the right to conduct searches to assure compliance with its policy on prohibited substances, and to perform drug testing as appropriate. Controlled, prohibited or illegal substances will be confiscated by World Kitchen where appropriate, and turned over to the authorities.

YOUR RESPONSIBILITIES

-    DO NOT BRING illegal drugs or alcohol onto World Kitchen property

- REPORT any violation of World Kitchen guidelines or procedures pertaining to prohibited substances.

- DO NOT BE UNDER THE INFLUENCE of any illegal drugs or alcohol while performing World Kitchen business or while on World Kitchen premises or in a World Kitchen vehicle. This could affect the safety of the people around you and affect the efficiency of World Kitchen operations.

                                World Kitchen is
                               concerned about its
                              employees' well-being
                                   and safety.

                               CONCLUDING REMARKS


                                  WORLD KITCHEN
                                    HOT LINE

Throughout this booklet, you've been given advice on where to turn for additional information, or whom to call If you suspect that someone has violated a business conduct guideline. The most important thing to remember is that when you do have a question, DON'T TAKE CHANCES! Get the right answer. Ask your supervisor. If your supervisor doesn't know the answer, it is his or her responsibility to find the answer and get back to you.

If, for some reason, you do not feel comfortable talking with your supervisor, you do have options. Contact the Vice President of your functional group, your Human Resources Manager, the Legal Department or call the World Kitchen Hot Line.

World Kitchen customers and suppliers also have a responsibility to report World Kitchen partners who violate business and conduct policies. The customers and suppliers can also call the Hot Line.

Calls to the Hot Line are kept confidential and may be made anonymously. In either event, the identity of the caller will not be given to anyone except as required by law or as needed for investigative purposes. The company procedure states that any partner who retaliates against another partner, customer or supplier for submitting a question or report of a suspected violation will face disciplinary action.

WORLD KITCHEN HOT LINE:

PHONE:  1-800-818-6524

                               Don't take chances.
                                     Get the
                                 right answers.

                                  DISCIPLINARY
                                     ACTION

Knowingly violating any standard discussed in this manual may constitute a criminal offense, and violators could be subject to criminal prosecution. Further, actions contrary to the Statement of Business Conduct are, by definition, harmful to World Kitchen and its reputation. Accordingly, violations, even in the first instance, can result in disciplinary action, up to and including dismissal. However, the company recognizes that some violations may be technical, inadvertent, or the result of an honest mistake. Therefore, discipline, if any, will vary with seriousness and frequency of the violation, and will take into account all mitigating circumstances. The company reserves the right to interpret this manual and the underlying corporate policies, and to exercise its sole discretion as to appropriate disciplinary action. Further, World Kitchen's Code of Business Conduct is not a partner contract and compliance with it does not create a contract for continued employment.


                        Under appropriate circumstances,
                            the company will assist
                          partners who are subject to
                            investigation and trials
                            to the extent possible.

Perforate
(line  does  not  print)

                               WORLD KITCHEN, INC.
                            CODE OF BUSINESS CONDUCT
                                   CERTIFICATE


I certify that I have read and thoroughly understand the requirements of these World Kitchen policies set forth in the Code of Business Conduct. To the best of my knowledge and belief, neither I, nor any member of my family, nor any World Kitchen partner with whom I am associated, is engaged in any activity which is in violation of the elements of this Code. I certify that if I become aware of any activity which might be considered a violation of the elements of this Code, I will contact my Human Resources representative or the Legal Department Accordingly.

                Signature
                ----------------------------------------------------

                Print Name
                ----------------------------------------------------

                Department or Business Unit
                ----------------------------------------------------

                Date
                ----------------------------------------------------


                Once you have reviewed the Code of Business Conduct Principles, please complete this form and return it to your local Human Resources representative.

                                     WORLD
                                    KITCHEN